CONSENT OF COUNSEL

We hereby consent to the use of our name and to the reference to our Firm under the caption “Counsel” in the Statement of Additional Information included in Post-Effective Amendment Nos. 387/392 to the Registration Statement (File Nos. 033-20827 and 811-05518) on Form N-1A of The RBB Fund, Inc., under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, respectively. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP

Washington, D.C.

February 10, 2026